Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources and Eni Form Strategic Alliance to

Develop Unconventional Natural Gas Resources

FORT WORTH, TEXAS (May 18, 2009) – Quicksilver Resources Inc. (NYSE: KWK) announced today that it has formed a strategic alliance with major integrated energy company Eni (NYSE: E) for acquisition, development and exploitation of unconventional natural gas resources in an area covering approximately 270,000 acres surrounding Quicksilver’s Alliance properties in the Fort Worth Basin.  The parties have executed a definitive purchase agreement whereby Eni will acquire 27.5% of Quicksilver’s Alliance leasehold interests for $280 million in cash.  Quicksilver will be the operator of the alliance properties.  The alliance will foresee a mutual technical exchange between the two companies, particularly in drilling and completion technologies and geophysics.

“We are excited to join forces with Eni for the development of these properties,” said Glenn Darden, Quicksilver president and chief executive officer.  “This transaction, which represents just five percent of our company’s total proved reserves at year-end 2008, is the initial step to de-lever our balance sheet while establishing a framework that provides meaningful opportunities to capitalize on Quicksilver’s expertise in the identification, acquisition and development of shale gas resources.  Our agreement with Eni will enable us to expand our footprint beyond the existing Alliance acreage and could lead to additional opportunities in unconventional plays outside of this basin.”

Quicksilver’s existing Alliance natural gas leasehold covers approximately 13,000 net acres in Denton and Tarrant counties, Texas and is currently producing approximately 60 million cubic feet of natural gas per day.  The transaction does not include Quicksilver’s midstream gathering infrastructure or any of its existing leasehold beyond the Alliance properties.

The transaction, which includes the sale of 131 billion cubic feet (Bcf) of proved reserves and 96 Bcf of probable and possible resources, is effective as of April 1, 2009 and is expected to close on or before June 15, 2009.  Net proceeds from the transaction will be used to repay Quicksilver’s existing indebtedness.

Merrill Lynch & Co. acted as Quicksilver’s financial advisor in connection with the transaction.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

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Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:
Rick Buterbaugh
(817) 665-4835

Media Contact:
Deborah Buks
Ward Creative Communications
(713) 869-0707

KWK 09-06
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